Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.385 and 78.390 - (After issuance of Stock)

1. Name of the corporation:
Cape Cod Aquaculture

2. The articles have been amended as follows (provide article number if available):

Section 1. shall be amended as follows:

"Name of Corporation: Bluewave Group, Inc."

Section 3. shall be amended as follows:

"The number of shares of common stock which the Company shall have authority to issue is Five Hundred Million (500,000,000) shares, par value $0.0010, of which 475,000,000 shares shall be designated as common stock and 25,000,000 shall be designated as "blank check" preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    January 29, 2010

4. Effective date of filing (optional): 3/17/10

5. Signature: (required) Signarure of Officer

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

CAPE COD AQUACULTURE

Continued:

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one a more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and sucl designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions lieu of meetings). There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on sucterms and for such consideration as shall be fixed by the Board of Direc-tors."